                                                                                Exhibit 99.1

Investors:                      MBS Value Partners
        Betsy Brod, (212) 750-5800

MILLENNIUM CELL REPORTS THIRD QUARTER RESULTS

Eatontown, NJ—October 24, 2007 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology today reported a net loss for the quarter ended September 30, 2007 of $3.2 million, or $0.06 per share, as compared to $2.1 million, or $0.04 per share in the same period of 2006. Total revenue and cost reimbursements were approximately $903,000 for the third quarter of 2007, up from $638,000 in the same quarter in the prior year.

Operating expenses for the third quarter of 2007 increased to $2.9 million from $1.9 million in the comparable prior year quarter.  The increase was primarily attributable to non-cash charges for the issuance in September 2007 of Series A Preferred Stock valued at $0.7 million to The Dow Chemical Company for the achievement of milestone two of the joint development program between the companies.

On a year-to-date basis, net loss was $8.5 million or $0.16 per share in 2007, as compared to $9.4 million, or $0.20 per share in 2006.  Total revenue and cost reimbursement was approximately $1.9 million, up from $1.5 million in the same period of 2006. The increase in revenues and cost reimbursement is due to a larger number of funded U.S. government contracts in 2007 than in the prior year.

Cash used in operating activities in the third quarter was $1.9 million as compared to $1.6 million for the same period of 2006, an increase of $0.3 million. On a year-to-date basis, cash used in operating activities was $5.9 million in 2007 as compared to $5.5 million in the same period of 2006.  The increase in cash used in operating activities year over year is primarily due to the growth of government contract billings and the timing of collections of accounts receivables.

“We have taken some important steps towards realizing our vision of offering integrated portable fuel cell products to commercial and military markets,” stated H. David Ramm, Millennium Cell Chief Executive Officer.  “Our new strategic relationship with Horizon Fuel Cell Technologies, upon completion of definitive documents, will give us the ability to jointly develop and market low-cost, high-value fuel cell products which use our Hydrogen on Demand® fuel cartridges.  We believe we are now well-positioned to develop product for both military and commercial applications and to begin generating commercial product revenues in 2008.”

“We are working on a number of initiatives to position the Company for future growth.  We formed an Advisory Board of experienced government and military consultants to help us establish widespread adoption of the Company’s hydrogen battery technology and hired an investment bank to advise us on partnering activities, potential acquisitions and capital raising efforts.  In addition, we have worked

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diligently to preserve our Nasdaq listing.  We will continue to be aggressive on a number of corporate and product development activities and look forward to updating our investors in the coming months,” concluded Mr. Ramm.

The Company will host a conference call on October 25, 2007 at 11:00 a.m., EST to discuss its first quarter results. Interested parties may listen to the live teleconference by dialing 1-877-317-6701 and entering passcode 9635343. A telephonic replay of the conference call will also be available through November 2, 2007, by calling 1-877-344-7529 and entering passcode 9635343.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

About Millennium Cell
Millennium Cell is a leader in the development of hydrogen battery technology used to power portable applications.  Through its proprietary Hydrogen on Demand® fuel cartridges and PowerSkin™ fuel cell modules, the Company provides increased energy density resulting in longer runtime and lighter weight in a compact space. The Company is working with market partners to meet the demand for a better battery in the military, medical, industrial and consumer electronics markets. For more information, visit www.millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell's current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate," "on target" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell's expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell's hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell's ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell's ability to protect its intellectual property; (vi) Millennium Cell's ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell's ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell's ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell's ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell's ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption "Investment Considerations" in Millennium Cell's Annual Report on Form 10-K for the year ended December 31, 2006.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
Statement of Operations (1)	Sept.,07	Sept.,06	Sept.,07	Sept.,06
Revenue	$-	$-	$0.1	$0.1
Cost of revenue	-	-	0.1	0.1
Gross margin	-	-	-	-

Product development and marketing, net (2)	0.8	0.8	2.8	2.5
General and administrative, net (2)	0.9	0.6	2.6	2.8
Non-cash charges	0.8	0.4	1.3	3.0
Depreciation and amortization	0.2	0.1	0.7	0.2
Research and development, net (2)	0.2	-	0.5	0.2
Total operating expenses	2.9	1.9	7.9	8.7

Loss from operations	(2.9)	(1.9)	(7.9)	(8.7)
Equity in losses of affiliate	-	0.1	-	0.2
Interest expense, net	0.3	0.1	0.6	0.5
Net loss	$(3.2)	$(2.1)	$(8.5)	$(9.4)

Net loss per share	$(0.06)	$(0.04)	$(0.16)	$(0.20)
Weighted-average number of shares outstanding	56.1	48.5	54.7	47.9

(1) The 2007 results of operations include the impact of the acquisition with Gecko Energy Technologies, which was completed on December 29, 2006. Prior to the acquisition, the results include Millennium Cell's proportionate share of the losses of Gecko according to the equity method of accounting since the initial investment on February 15, 2006.

(2) The operating expenses are presented net of the following cost reimbursements:
	Three Months Ended		Nine Months Ended
	Sept., 2007	Sept., 2006	Sept., 2007	Sept., 2006
Product development	527,000	162,000	973,000	402,000
General and administrative	313,000	94,000	552,000	360,000
Research and development	63,000	382,000	385,000	751,000
	903,000	638,000	1,910,000	1,513,000

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Sept., 07	Dec., 06
Unrestricted cash (1)	$4.2	$4.4
Restricted cash (2)	0.8	1.0
Accounts receivable (3)	0.7	0.6
Fixed assets, net	0.2	0.2
Intangibles, net	3.0	3.3
Other assets	0.4	0.4
Total assets	$9.3	$9.9

Accounts payable and accrued expenses	$1.4	$1.4
Unsecured debentures, net of discount (4)	5.5	0.4
Preferred Stock - Series C, net of discount (5)	0.6	4.7
Other liabilities	0.8	0.3
Stockholders' equity (3)	1.0	3.1
Total liabilities and stockholders' equity	$9.3	$9.9

(1) Decrease in cash to $4.2 (Sept.,07) from $4.4 (Dec.,06) was ($0.2) million:
($5.2) consumed in operations + ($0.7) working capital + $5.7 cash provided by financing activities.

(2) Cash restricted is collateral for Series C Preferred Stock ($0.2) and facility lease ($0.6).

(3) Does not reflect issuance of $5 million of common stock to Horizon Fuel Cell in exchange for a convertible note on October 19, 2007.

(4) The Company issued $6 million of unsecured debentures in Feb.,07.

(5) There were approximately $4.1 million of Series C Preferred Stock conversions into common stock in the first nine months of 2007.

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